May 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 14, 2025 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in Commodities

GS Finance Corp.
$13,773,000 Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

The Market-Linked Barrier Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the SPDR® Gold Trust (ETF) as measured from the pricing date to and including the valuation date.

At maturity, if the final ETF price is greater than the upper barrier, the return on your notes will be positive and equal to the base return. In this case, although the return on your notes will be positive, it will be significantly less than the ETF percent change. If the final ETF price is equal to or less than the upper barrier but greater than the initial ETF price, the return on your notes will be positive and equal to the ETF percent change. If the final ETF price is equal to or less than the initial ETF price, you will receive the stated principal amount of your investment, without any positive return on your notes.

The notes are for investors who are willing to forgo interest payments for the potential to receive exposure to a limited range of appreciation in the price of the underlying ETF in exchange for the risk of receiving a return limited to the base return if the underlying ETF appreciates by more than 30.00%, without participating in the negative return of the underlying ETF.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”)
Principal amount:

$13,773,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	May 14, 2025
Original issue date:	May 19, 2025
Valuation date:	May 28, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	June 3, 2027, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final ETF price is greater than the upper barrier, $1,000 + ($1,000 × base return);
•
if the final ETF price is equal to or less than the upper barrier, but greater than the initial ETF price, $1,000 + ($1,000 × ETF percent change); or
•
if the final ETF price is equal to or less than the initial ETF price, $1,000.

Upper barrier:	$381.108, which is equal to 130.00% of the initial ETF price
Base return:	5.00%
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	$293.16, which is the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date, subject to adjustment as described in the accompanying general terms supplement
CUSIP / ISIN:	40058HUH0 / US40058HUH01
Listing:	the notes will not be listed on any securities exchange or interdealer quotation system
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $963 per note. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	2.50% ($344,325 in total)*	97.50% ($13,428,675 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each note it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each note as a structuring fee.

Your investment in the notes involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 18,699 dated May 14, 2025.

FINAL TERMS (continued)
Discontinuance or modification of the underlying ETF:

If the underlying ETF is delisted from the exchange on which the underlying ETF has its primary listing and the underlying ETF investment advisor or anyone else publishes a substitute underlying ETF that the calculation agent determines is comparable to the underlying ETF and approves as a successor underlying ETF, or if the calculation agent designates a substitute underlying ETF, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlying ETF.

If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying ETF.

If the calculation agent determines that the underlying ETF or the method of calculating the underlying ETF is changed at any time in any respect — including any split or reverse split of the underlying ETF, a material change in the investment objective of the underlying ETF and any addition, deletion or substitution and any reweighting or rebalancing of the underlying ETF and whether the change is made by the underlying ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying ETF or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the underlying ETF or the method of its calculation as it believes are appropriate to ensure that the prices of the underlying ETF used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlying ETF may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

May 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $963 per $1,000 principal amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $37 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through May 20, 2026, as described below). On and after May 21, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

With respect to the $37 initial additional amount:

• $12 will decline to zero on a straight-line basis from the time of pricing through May 20, 2026; and

• $25 will decline to zero on a straight-line basis from June 14, 2025 through June 27, 2025.

May 2025

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Investment Summary

The Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027 (the “notes”) provide investors with an opportunity to receive exposure to a limited range of appreciation in the price of the underlying ETF in exchange for the risk of receiving a return limited to the base return if the underlying ETF appreciates by more than 30.00%, while avoiding the downside market risk of the underlying ETF if the notes are held to maturity.

If the ETF percent change is positive and the final ETF price is greater than the upper barrier, at maturity the notes will pay the stated principal amount of $1,000 plus a return limited to the base return. In this case, the return on the notes will be significantly less than the ETF percent change. If the ETF percent change is positive and the final ETF price is equal to or less than the upper barrier, at maturity the notes will pay the stated principal amount of $1,000 plus a return equal to the ETF percent change. In this case, the return on your notes will be positive and may be more or less than the base return, but will not be more than 30.00%. If, however, the ETF percent change is negative, at maturity the notes will pay the stated principal amount of $1,000, without any positive return. You will not receive any interest payments on your notes. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Key Investment Rationale

The notes offer exposure to a limited range of positive performance of the underlying ETF, up to 30.00% due to the effect of the upper barrier, in exchange for the risk of receiving a return limited to the base return if the final ETF price is greater than the upper barrier, while avoiding the downside market risk of the underlying ETF if the notes are held to maturity. The notes are for investors who are concerned about principal risk, seek limited positive exposure to the underlying ETF and are willing to forgo current income for the entire term of the notes in exchange for the repayment of principal and the potential to receive a return that is equal to the ETF percent change, which will be payable only if the price of the underlying ETF ultimately increases during the term of the notes by no more than 30.00%. Investors will not receive any interest payments on the notes. All payments on the notes are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario if the ETF Percent Change is Positive and the Final ETF Price Is Greater Than the Upper Barrier

The final ETF price is greater than the upper barrier. In this case, for each note the investor will receive a full return of principal plus $1,000 times the base return, meaning that the return on the notes is limited to the base return regardless of the ETF percent change.

Upside Scenario if the ETF Percent Change is Positive and the Final ETF Price Is Equal to or Less Than the Upper Barrier

The final ETF price is equal to or less than the upper barrier but is greater than the initial ETF price. In this case, you receive a full return of principal plus a return equal to the ETF percent change, up to 30.00% due to the effect of the upper barrier.

Par Scenario	The underlying ETF declines or does not appreciate in price. In this case, the notes pay only the stated principal amount of $1,000 at maturity.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying ETF over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying ETF.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Upper barrier:	130.00% of the initial ETF price
Base return:	5.00%
Minimum payment at maturity:	$1,000 per note

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Market-Linked Barrier Notes Payoff Diagram

ETF Performance
Note Performance
200%
150%
130%
105%
100%
50%
0%
0%
50%
100%
130%
150%
200%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final ETF Price as % of Initial ETF Price

How it works



Upside Scenario if the ETF Percent Change is Positive and the Final ETF Price Is Greater Than the Upper Barrier. If the final ETF price is greater than the upper barrier, investors will receive the $1,000 stated principal amount plus a return equal to the base return, meaning the return on the notes would be limited to 5.00% regardless of the ETF percent change.

Upside Scenario if the ETF Percent Change is Positive and the Final ETF Price Is Equal to or Less Than the Upper Barrier. If the final ETF price is equal to or less than the upper barrier but greater than the initial ETF price, investors will receive the $1,000 stated principal amount plus a return equal to the ETF percent change (up to 30.00%).

If the underlying ETF appreciates 10.00%, investors will receive a 10.00% return, or $1,100 per note reflecting the 10.00% appreciation of the underlying ETF.


Par Scenario. If the final ETF price is equal to or less than the initial ETF price, investors will receive the $1,000 stated principal amount per note.

If the underlying ETF depreciates 30.00%, the investor would receive $1,000 per note.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered notes on the stated maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final ETF price and the assumptions noted above.

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	105.000%
175.000%	105.000%
150.000%	105.000%
131.000%	105.000%
130.000%	130.000%
120.000%	120.000%
110.000%	110.000%
105.000%	105.000%
104.000%	104.000%
102.000%	102.000%
100.000%	100.000%
75.000%	100.000%
50.000%	100.000%
30.000%	100.000%
25.000%	100.000%
0.000%	100.000%

As shown in the table above:

•
If the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your notes at maturity would be 100.000% of the stated principal amount of your notes. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the stated maturity date, you would receive no return on your investment.
•
If the final ETF price were determined to be 200.000% of the initial ETF price, the payment at maturity that we would deliver on your notes at maturity would be capped at 105.000% of each $1,000 principal amount of your notes.
•
If the final ETF price were determined to be 110.000% of the initial ETF price, the ETF percent change would be 10.000% and the payment at maturity that we would deliver on your notes at maturity would be 110.000% of each $1,000 principal amount of your notes. However, you will receive a positive return equal to the ETF percent change only if the final ETF price is equal to or less than the upper barrier but greater than the initial ETF price. As a result, you would not benefit from a final ETF price that is above 130.000% of the initial ETF price. In fact, a final ETF price that is above 130.000% of the initial ETF price will cause the payment at maturity that we will deliver at maturity for each $1,000 principal amount to be limited to 105.000% of each $1,000 principal amount of your notes. Further, you should be aware that, even if the final ETF price is greater than the initial ETF price, the payment at maturity that we will deliver at maturity for each $1,000 principal amount will be less than $1,050 (the return on your notes will be less than the base return) if the final ETF price is greater than the initial ETF price by a percentage that is less than the base return.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment at maturity payable for your notes on the stated maturity date exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity

If the final ETF price is equal to or less than the initial ETF price, the payment at maturity will be limited to the stated principal amount.

Even if the amount paid on your notes at maturity exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying ETF, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Potential for the Value of Your Notes to Increase Will Be Limited

If the final ETF price is greater than the initial ETF price but equal to or less than the upper barrier, the return on your notes at maturity will be positive and will equal the ETF percent change. However, you will receive a return based on the ETF percent change only if the final ETF price is greater than the initial ETF price but equal to or less than the upper barrier. Therefore, the return on your notes at maturity will not exceed 30.00%. If the final ETF price is greater than the upper barrier, for each $1,000 principal amount of your notes you will receive $1,050 (representing (i) the $1,000 principal amount plus (ii) $1,000 times the base return; the return on your notes will be significantly less than the ETF percent change). Further, you should be aware that, even if the final ETF price is greater than the initial ETF price, the payment at maturity that we will deliver for each $1,000 principal amount of your notes will be less than $1,050 (the return on your notes will be less than the base return) if the final ETF price is greater than the initial ETF price by a percentage that is less than the base return.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the ETF Price

Your ability to participate in any change in the price of the underlying ETF over the life of your notes will be limited and the return on your notes may change significantly despite only a small change in the closing price of the underlying ETF. While an increase in the final ETF price to the upper barrier will result in a return on the notes equal to 30.00%, an increase in the final ETF price above the upper barrier will result in a return on the notes

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

equal to the base return (which is significantly less than the ETF percent change in such case) and your payment at maturity for each $1,000 principal amount of your notes will be limited to $1,050 in such a case.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Additional Risk Factors Specific to the Notes —Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

The Amount Payable on Your Notes Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the price of the underlying ETF. Although the actual price of the underlying ETF on the stated maturity date or at other times during the life of your notes may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the price of the underlying ETF;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and which may affect the closing price of the underlying ETF;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered notes or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying ETF

The return on your notes will not reflect the return you would realize if you actually owned shares of the underlying ETF and received the distributions paid on the shares of the underlying ETF. You will not receive any dividends that may be paid on the shares of the underlying ETF. See “—Investing in the Notes Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF” below for additional information.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Investing in the Notes Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF

Investing in your notes is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying ETF, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or any other rights of a holder of the any shares of the underlying ETF. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at stated principal amount. If you purchase your notes at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as note holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underlying ETF or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the Underlying ETF

The Policies of the Underlying ETF’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value

The underlying ETF’s investment advisor may be called upon to make certain policy decisions or judgments with respect to the underlying ETF, including those concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of assets in the underlying ETF. Such determinations could affect the market price of the shares of that underlying ETF, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the underlying ETF and the manner in which it calculates the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the underlying ETF on the valuation date — and thus the amount payable on a the stated maturity date — in a manner it considers appropriate, in its sole discretion.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETF. Goldman

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Sachs is not otherwise affiliated with the underlying ETF investment advisor. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF. You, as an investor in the notes, should make your own investigation into the underlying ETF.

The underlying ETF investment advisor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to the notes. The underlying ETF investment advisor does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

The purpose of the underlying ETF is to own gold transferred to the underlying ETF in exchange for shares issued by the underlying ETF. The underlying ETF is not actively managed and may be affected by a decline in the price of gold.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in safekeeping the underlying ETF’s gold bars and facilitating the transfer of gold bars into and out of the underlying ETF.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the level of the underlying ETF and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

commodities. Required compliance with the new position limits rule began on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Despite the compliance date for economically equivalent swaps having passed, there remains substantial market uncertainty as to the exact scope of what constitutes an economically equivalent swap. The CFTC also has adopted rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the position limit and aggregation rules, as well as other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the underlying ETF, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

The Underlying ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The underlying ETF is concentrated in a single commodity. As a result, the performance of the underlying ETF will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the underlying ETF, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the underlying ETF, which could have an adverse impact on the value of the notes.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

The Value of the Shares of the Underlying ETF Relates Directly to the Value of the Gold Held by the Underlying ETF and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the Underlying ETF’s Shares

The shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the shares relates directly to the value of the gold held by the underlying ETF, less the trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including, but not limited to:

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global supply and demand of gold, which may be influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind their hedge positions, central bank purchases and sales, and production and cost levels in the major gold-producing countries such as China, the United States and Australia;
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interest rates;
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investors’ expectations concerning inflation rates;
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currency exchange rates;
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investment and trading activities of hedge funds and commodity funds;
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global or regional political, economic, public health or financial events and situations, especially those unexpected in nature; and
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other economic variables such as income growth, economic output and monetary policies.

Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

Fees and Expenses Payable by the Underlying ETF Are Charged Regardless of Profitability and May Result in a Depletion of its Assets

The underlying ETF is subject to fees and expenses, which are payable irrespective of profitability. Interest earned on the assets posted as collateral is paid to the underlying ETF and is used to pay fees and expenses. A prolonged decline in interest rates could materially affect the amount of interest paid to the underlying ETF. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the underlying ETF could be forced to liquidate its positions in gold to pay such expenses.

Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the Underlying ETF

The value of the gold held by the underlying ETF is determined using the LBMA Gold Price PM, which is the LBMA Gold Price determined at 3:00 pm (London time) on the particular day. ICE Benchmark Administration (IBA) is the administrator for the LBMA Gold Price PM, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the LBMA Gold Price. As the administrator of the LBMA Gold Price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

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GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

If the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price of gold determined by other mechanisms, the net asset value of the underlying ETF and, therefore, the value of an investment in the shares could be adversely impacted. Further, the calculation of the LBMA Gold Price PM is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process. Any future developments or changes in the determination of the LBMA Gold price PM, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the net asset value of the underlying ETF and the value of the shares.

The Amount of Gold Represented by the Shares of the Underlying ETF Will Continue to Be Reduced During the Life of the Underlying ETF Due to the Underlying ETF’s Expenses

Each outstanding share represents a fractional, undivided interest in the gold held by the underlying ETF. The underlying ETF does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each share has gradually declined over time. This is also true with respect to shares that are issued in exchange for additional deposits of gold into the underlying ETF, as the amount of gold required to create shares proportionately reflects the amount of gold represented by the shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the shares gradually declines.

Termination or Liquidation of the Underlying ETF Could Adversely Affect the Value of the Notes

The underlying ETF is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the price of gold is lower than the price of gold at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

The Underlying ETF

The SPDR® Gold Trust (the “trust”) issues shares (the “shares”) representing units of fractional undivided beneficial interest in and ownership of the trust.

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The purpose of the trust is to hold gold bars and, from time to time, issue shares in exchange for deposits of gold and distribute gold in connection with redemptions of shares. The trust seeks to reflect the performance of the price of gold bullion, less the expenses of the trust’s operations. The shares are designed to be a cost-effective and convenient way to invest in gold.
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The trust’s trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon.
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The shares trade under the ticker symbol “GLD” on the NYSE Arca.
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The trust’s SEC CIK Number is 0001222333.
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The trust’s inception date was November 12, 2004.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF will result in you receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered notes, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered notes, as well as the payment at maturity, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2020, 2021, 2022, 2023 and 2024 and the first two calendar quarters of 2025 (through May 14, 2025). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the SPDR® Gold Trust

	High	Low	Period End
2020
Quarter ended March 31	$157.81	$138.04	$148.05
Quarter ended June 30	$167.37	$149.45	$167.37
Quarter ended September 30	$193.89	$166.62	$177.12
Quarter ended December 31	$183.19	$166.67	$178.36
2021
Quarter ended March 31	$182.87	$157.49	$159.96
Quarter ended June 30	$178.77	$161.92	$165.63
Quarter ended September 30	$171.17	$161.32	$164.22
Quarter ended December 31	$174.50	$163.92	$170.96
2022
Quarter ended March 31	$191.51	$166.99	$180.65
Quarter ended June 30	$184.65	$168.46	$168.46
Quarter ended September 30	$168.32	$151.23	$154.67
Quarter ended December 31	$169.64	$151.45	$169.64
2023
Quarter ended March 31	$185.74	$168.35	$183.22
Quarter ended June 30	$190.44	$177.09	$178.27
Quarter ended September 30	$183.67	$171.45	$171.45
Quarter ended December 31	$192.59	$168.83	$191.17
2024
Quarter ended March 31	$205.72	$184.42	$205.72
Quarter ended June 30	$224.56	$207.82	$215.01
Quarter ended September 30	$246.98	$215.56	$243.06
Quarter ended December 31	$257.50	$236.59	$242.13
2025
Quarter ended March 31	$288.14	$243.19	$288.14

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

	High	Low	Period End
Quarter ending June 30 (through May 14, 2025)	$315.59	$273.71	$293.16

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2020 through May 14, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the SPDR® Gold Trust

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a regulated investment company;
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a life insurance company;
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a tax-exempt organization;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns the notes as a hedge or that is hedged against interest rate risks;
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a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

(the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 4.74% per annum, compounded semi-annually with a projected payment at maturity of $1,101.81 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
May 19, 2025 through December 31, 2025	$29.90	$29.90
January 1, 2026 through December 31, 2026	$50.09	$79.99
January 1, 2027 through June 3, 2027	$21.82	$101.81

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each note it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each note as a structuring fee. The costs included in the original issue price of the notes will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on May 19, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

May 2025

GS Finance Corp. Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

Validity of the Notes and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

May 2025